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Exhibit 5.1

OPINION OF CANADIAN COUNSEL

November 14, 2006

Biovail Corporation
7150 Mississauga Road
Mississauga, Ontario,
Canada L5N 8M5

Dear Sirs/Mesdames:

We have acted as Ontario counsel to Biovail Corporation (the "Company") in connection with the establishment of the Company's 2006 Stock Option Plan (the "Plan"). We understand that the Company intends to file a Registration Statement on Form S-8 with exhibits thereto (the "Registration Statement") under the U.S. Securities Act of 1933, as amended (the "Act"), and the rules and regulations thereunder, relating to the registration of up to 6,000,000 common shares in the capital of the Company (the "Shares") which may be issued pursuant to the Plan. The Shares will be issued by the Company upon the exercise of options granted and to be granted pursuant to the Plan.

In connection with the opinions expressed herein, we have considered such questions of law and have examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary. In such examinations, we have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic or facsimile copies.

In connection with the opinions expressed herein, we have not reviewed the minute books or other corporate records of the Company. As to certain matters of fact, we have relied upon a certificate of an officer of the Company, a copy of which has been provided to you. For the purposes of the opinions expressed herein, we have assumed that the Company is at all relevant times a corporation validly existing under the Canada Business Corporations Act, and that the Company has the corporate power and authority to issue the Shares. Our opinions herein pertain solely to matters governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

On the basis of the foregoing, we are of the opinion that all necessary corporate action has been taken by the Company to authorize the issuance of 6,000,000 Shares upon the due exercise of options duly granted pursuant to the Plan and such Shares, when issued upon the due exercise of stock options duly granted under the Plan and in accordance with the terms of those stock options and the Plan and upon receipt of the exercise price for those stock options, will be outstanding as fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

The opinions expressed herein are provided solely for your benefit in connection with the filing of the Registration Statement with the United States Securities and Exchange Commission and may not be relied on for any other purpose or by any other person.

Yours very truly,

/s/ Davies Ward Phillips & Vineberg LLP

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